As filed with the Securities and Exchange Commission on March 26, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STONEMOR PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware	80-0103159
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

311 Veterans Highway, Suite B Levittown, PA 19056	19056
(Address of Principal Executive Offices)	(Zip Code)

STONEMOR PARTNERS L.P.

2014 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Lawrence Miller

President and Chief Executive Officer

StoneMor Partners L.P.

311 Veterans Highway, Suite B

Levittown, PA 19056

(215) 826-2800

(Name and address of agent for service; telephone number, including area code, of agent for service)

Copies to:

Yelena M. Barychev, Esq.

Blank Rome LLP

One Logan Square

130 North 18th Street

Philadelphia, PA 19103

(215) 569-5500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Units representing limited partner interests	2,500,000	(3)	$70,584,139.73	$8,201.88

(1)	Represents the common units representing limited partner interests (“Common Units”) of StoneMor Partners L.P. issuable pursuant to the StoneMor Partners L.P. 2014 Long-Term Incentive Plan (the “Plan”) being registered hereby.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered such indeterminate number of additional Common Units as may be issued pursuant to adjustment provisions of the Plan.
(3)	Estimated solely for calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act. With respect to 2,188.8086 and 2,002.7864 Restricted Phantom Units (“Phantom Units”) granted under the Plan to date, the registration fee is based on $26.27 and $28.71, respectively, the closing prices per Common Unit, as reported on the New York Stock Exchange (the “NYSE”), used to determine the number of Phantom Units. With respect to 49.2131 Distribution Equivalent Rights (“DERs”) accrued on Phantom Units under the Plan to date, the registration fee is based on $28.02, the closing price per Common Unit, as reported on the NYSE, used to determine the number of DERs. The aggregate registration fee of $8,201.88 also includes a fee for the remaining Common Units authorized for issuance under the Plan that is based upon the average of the high and low prices per Common Unit as reported on the NYSE on March 20, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

StoneMor Partners L.P. (the “Partnership” or the “Registrant”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) in order to register 2,500,000 common units representing limited partner interests (“Common Units”) under the StoneMor Partners L.P. 2014 Long-Term Incentive Plan (the “Plan”).

StoneMor GP LLC, the general partner of the Partnership (the “General Partner”), will provide all participants in the Plan with the document(s) containing the information specified in Part I of this Registration Statement, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus (the “Prospectus”) that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) Prospectus), other documents required to be delivered to the participants in the Plan pursuant to Rule 428(b) promulgated by the Commission under the Securities Act or additional information about the Plan are available without charge by contacting:

StoneMor Partners L.P.

311 Veterans Highway, Suite B

Levittown, PA 19056

(215) 826-2800

Attention: Timothy K. Yost,

Chief Financial Officer of StoneMor GP LLC

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Partnership with the Commission are hereby incorporated by reference in this Registration Statement, except to the extent that information contained in these documents is deemed furnished to, and not filed with, the Commission:

(i)	The Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the Commission on March 16, 2015; and

(ii)	The description of the Common Units contained in the Partnership’s Registration Statement on Form 8-A/A (File No. 001-32270) filed with the Commission on December 20, 2011 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as incorporated by reference from the Registration Statement on Form S-3, as amended (File No. 333-170870), initially filed with the Commission on November 30, 2010, including any amendment, report or other document filed with the Commission for the purpose of updating, changing or modifying such description.

All reports and other documents subsequently filed by the Partnership with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (except to the extent that information contained in these documents is deemed furnished to, and not filed with, the Commission) after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold hereunder, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained herein or in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Pursuant to Section 7.7 of the Partnership’s Second Amended and Restated Agreement of Limited Partnership, dated as of September 9, 2008 (the “Partnership Agreement”), the Partnership is required to indemnify, among other persons, the General Partner and its affiliates, the officers, directors and managers of the General Partner, to the fullest extent permitted by law, subject to the terms of the Partnership Agreement, against all losses, claims, damages, liabilities, and expenses (including legal fees and expenses) incurred by such persons. This indemnification is required unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud, willful misconduct or gross negligence. The Partnership is also required to indemnify the General Partner and its affiliates, the officers, directors and managers of the General Partner for criminal proceedings unless these persons acted with knowledge that their conduct was unlawful. Consequently, the General Partner and its affiliates, the officers, directors and managers of the General Partner could be indemnified for their negligent acts if they meet the requirements described in the Partnership Agreement. Any indemnification will be only out of the assets of the Partnership. Unless the General Partner otherwise agrees in its sole discretion, the General Partner will not be personally liable for, or have any obligation to contribute or loan funds or property to the Partnership to enable the Partnership to effectuate such indemnification. The Partnership is authorized to purchase insurance, on behalf of the General Partner, its affiliates and such other persons as the General Partner will determine, against any liability that may be asserted against or expenses that may be incurred by such persons in connection with the Partnership’s activities or such person’s activities on behalf of the Partnership, regardless of whether the Partnership has the power to indemnify those persons against liabilities under the Partnership Agreement.

In addition, pursuant to Section 9.3 of the Second Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of May 21, 2014 (the “LLC Agreement”), the General Partner is required to indemnify, among other persons, its officers, directors and affiliates, to the fullest extent permitted by law, subject to the terms of LLC Agreement, against all losses, claims, damages, liabilities, and expenses (including legal fees and expenses) incurred by such officers, directors and affiliates. The indemnification provisions of the LLC Agreement are similar to the indemnification provisions set forth in the Partnership Agreement discussed above. The General Partner is authorized to purchase insurance on behalf of its officers, directors and affiliates, against any liability that may be asserted against or expenses that may be incurred by such persons in connection with the General Partner’s activities or the activities of such persons.

The General Partner has entered into separate indemnification agreements with its directors. The terms of those agreements are generally consistent with the terms of the indemnification provided by the LLC Agreement.

Subject to any terms, conditions or restrictions set forth in the Partnership Agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement or, where so indicated have been previously filed and are incorporated herein by reference.

Regulation S-K Exhibit Number	Description

4.1	Certificate of Limited Partnership of StoneMor Partners L.P. (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-1 (Registration No. 333-114354) filed on April 9, 2004).

4.2

Second Amended and Restated Agreement of Limited Partnership of StoneMor Partners L.P. dated as of September 9, 2008 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on

Form 8-K filed on September 15, 2008).

4.3*	StoneMor Partners L.P. 2014 Long-Term Incentive Plan (incorporated by reference to Appendix A to Registrant’s Definitive Proxy Statement filed on October 9, 2014).

4.4*	Form of the Director Restricted Phantom Unit Agreement Under the StoneMor Partners L.P. 2014 Long-Term Incentive Plan, dated November 11, 2014 (incorporated by reference to Exhibit 10.7.12 of Registrant’s Annual Report on Form 10-K filed on March 16, 2015).

5.1	Opinion of Blank Rome LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Blank Rome LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the Signature Page).

*	Management contract, compensatory plan or arrangement

Item 9.	Undertakings.

a.	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the“Calculation of Registration Fee” table in the effective Registration Statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Levittown, Commonwealth of Pennsylvania as of March 26, 2015.

STONEMOR PARTNERS L.P.

By:	STONEMOR GP LLC,
its general partner

By:	/s/ Lawrence Miller
Lawrence Miller, Chief Executive Officer
President and Chairman of the Board

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lawrence Miller and Timothy K. Yost, and each of them, any of whom may act without the joinder of the other, his true and lawful attorneys-in-fact and agents with full power of substitution or resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and any additional registration statements pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement was signed by the following persons in the capacities and as of the date indicated.

Name	Title	Date

/s/ Lawrence Miller Lawrence Miller	Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)	March 26, 2015

/s/ Timothy K. Yost Timothy K. Yost	Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	March 26, 2015

/s/ Howard L. Carver Howard L. Carver	Director	March 26, 2015

/s/ Jonathan A. Contos Jonathan A. Contos	Director	March 26, 2015

/s/ Allen R. Freedman Allen R. Freedman	Director	March 26, 2015

Name	Title	Date

/s/ Robert B. Hellman, Jr. Robert B. Hellman, Jr.	Director	March 26, 2015

/s/ Martin R. Lautman, Ph.D. Martin R. Lautman, Ph.D.	Director	March 26, 2015

/s/ Leo J. Pound Leo J. Pound	Director	March 26, 2015

/s/ William R. Shane William R. Shane	Director	March 26, 2015

/s/ Fenton R. Talbott Fenton R. Talbott	Director	March 26, 2015

EXHIBIT INDEX

Regulation S-K Exhibit Number	Description

4.1	Certificate of Limited Partnership of StoneMor Partners L.P. (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-1 (Registration No. 333-114354) filed on April 9, 2004).

4.2

Second Amended and Restated Agreement of Limited Partnership of StoneMor Partners L.P. dated as of September 9, 2008 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on

Form 8-K filed on September 15, 2008).

4.3*	StoneMor Partners L.P. 2014 Long-Term Incentive Plan (incorporated by reference to Appendix A to Registrant’s Definitive Proxy Statement filed on October 9, 2014).

4.4*	Form of the Director Restricted Phantom Unit Agreement Under the StoneMor Partners L.P. 2014 Long-Term Incentive Plan, dated November 11, 2014 (incorporated by reference to Exhibit 10.7.12 of Registrant’s Annual Report on Form 10-K filed on March 16, 2015).

5.1	Opinion of Blank Rome LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Blank Rome LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the Signature Page).

*	Management contract, compensatory plan or arrangement